Exhibit 12.01
eBay Inc.
Computation of Ratio of Earnings to Fixed Charges
(In millions, except ratio data)

	Year Ended December 31,
	2009		2010		2011		2012		2013
Income Before Income Taxes, Noncontrolling Interest and Income/Loss of Equity Method Investees	2,884	(1)	2,111		3,926		3,111		3,483
Add: Fixed Charges (2)	47		45		80		122		161
Earnings (3)	2,931		2,156		4,006		3,233		3,644
Fixed Charges (2)	47		45		80		122		161
Ratio of Earnings to Fixed Charges	61.7	x	47.9	x	50.1	x	26.4	x	22.6	x

(1)
For the year ended December 31, 2009, Income Before Income Taxes, Noncontrolling Interest and Income/Loss of Equity Method Investees includes a gain of $1.4 billion related to the sale of our Communications reporting unit.

(2)
Fixed Charges consist of interest expense and our estimate of an appropriate portion of rentals representative of the interest factor. The estimate of interest within rental expense is estimated to be one-third of rental expense.

(3)	Earnings consist of income before income taxes, noncontrolling interest and equity in income or losses of equity method investees plus Fixed Charges.